Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Bolt Projects Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2024 Incentive Award Plan	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	7,184,418	(2)	$0.31	(3)	$2,227,169.580	$153.10 per $1,000,000	$340.98
2024 Employee Stock Purchase Plan	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	957,922	(4)	$0.31	(3)	$296,955.820	$153.10 per $1,000,000	$45.46
2019 Equity Incentive Plan	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	298,528	(5)	$21.71	(6)	$2,279,715.630	$153.10 per $1,000,000	$349.02
2009 Equity Incentive Plan	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	191,091	(7)	$11.93	(8)	$6,489,998.72	$153.10 per $1,000,000	$993.62
Total Offering Amounts							$11,293,839.75		$1,729.09
Total Fee Offsets(9)									$0
Net Fee Due									$1,729.09

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 7,184,418 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), reserved for future issuance under the Bolt Projects Holdings, Inc. 2024 Incentive Award Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market LLC on November 13, 2024.

(4)	Consists of 957,922 shares of Common Stock reserved for future issuance under the Bolt Projects Holdings, Inc. 2024 Employee Stock Purchase Plan.

(5)	Consists of 298,528 shares of Common Stock issuable under the Bolt Threads, Inc. 2019 Equity Incentive Plan (the “2019 Plan”).

(6)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of $21.74 per share for outstanding options granted under the 2019 Plan.

(7)	Consists of 191,091 shares of Common Stock issuable under the Bolt Threads, Inc. 2009 Equity Incentive Plan (as amended, the “2009 Plan”).

(8)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of $11.93 per share for outstanding options granted under the 2009 Plan.

(9)	The Registrant does not have any fee offsets.